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                                                                   Exhibit 10.31


                          MEDSTONE INTERNATIONAL, INC.
                              EMPLOYMENT AGREEMENT
                             CHIEF FINANCIAL OFFICER
                                 (Mark Selawski)

         This Employment Agreement is entered, effective August 13, 1998 (the Commencement Date), by and between Medstone International, Inc., a Delaware Corporation (Medstone), and Mark Selawski (Employee) in order to secure his [her] services in the future and in recognition of his [her] past services.

1.       EMPLOYMENT

         Employee shall be employed as Medstone's Chief Financial Officer for the term of this Agreement. If his [her] title or responsibilities are materially diminished without Employee's consent, such act shall be considered a termination of this Agreement by Medstone.

2.       DEVOTION OF TIME

         Employee shall devote his [her] full working time and energy to his [her] responsibilities as Chief Financial Officer and shall fulfill those responsibilities in good faith and in accordance with the terms of this Agreement.

3.       TERM

         Unless earlier terminated in accordance with Section 7, the term of Employee's employment by Medstone under this Agreement shall commence on the date set forth in the first paragraph and shall continue for three (3) full years thereafter.

4.       BASE SALARY

         The Employee's base salary shall be a minimum of $ 100,000 per year unless increased from time to time during the term of this Agreement by Medstone's Board of Directors.

5.       STOCK OPTIONS

         Effective the Commencement Date, the exercise prices of the Employee's existing stock options to purchase up to 80,000 shares of Medstone's Common Stock at from $ 7.13 to $ 9.68 per share are reduced to equal $ 6.37 per share, the closing price per share of Medstone's Common Stock on the Commencement Date as reported on the NASDAQ National Market System. In addition, such options are amended to provide that they shall become fully exercisable, regardless of any otherwise applicable vesting requirements, (a) concurrently with any termination of Employee's employment by the Company without Good Cause (as defined in Section 7) or (b) if there is an Asset Acquisition (as defined in Section 7) while Employee continues to be employed by Medstone and Employee does not immediately enter into an employment agreement with a buying or surviving party in the Asset Acquisition. In all other respects, the options shall remain unchanged.


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6.       OTHER BENEFITS

         Employee shall receive such other employee benefits as are generally available to other employees of Medstone such as group health and dental insurance, extended long-term disability insurance, etc. Employee shall be reimbursed for reasonable business related expenses.

7.       TERMINATION

         (a) Employee's employment under this Agreement shall automatically terminate upon Employee's death, which shall not be deemed to be a termination without Good Cause.

         (b) Medstone may at any time terminate Employee's employment by Medstone under this Agreement by giving notice of such termination to the other party. If such termination is without Good Cause, Employee shall be entitled to the remedies and benefits set forth in this Section 7 and in Section 5 of this Agreement. Such remedies and benefits shall be in lieu of any other damages or payments, and shall be deemed to be agreed liquidated damages, for such a termination. "Good Cause" for Medstone to terminate Employee's employment shall mean (i) willful and habitual breach of Employee's duties or obligations under the terms of this Agreement, (ii) habitual gross neglect of his [her] duties or obligations, (iii) his [her] commission of fraud, embezzlement or misappropriation, or other willful acts of dishonesty or willful misconduct, or commission of a crime of moral turpitude whether or not a criminal or civil charge is filed in connection therewith, (iv) his [her] willful unauthorized disclosure of Medstone's confidential information, or (v) his [her] failure, due to physical or mental disability, to effectively perform his [her] duties for a period of ninety (90) days during any consecutive period of twelve (12) months.

         (c) If during the term of Employee's employment hereunder either (i) Employee's employment is terminated by Medstone without Good Cause or (ii) there is an Asset Acquisition while Employee continues to be employed by Medstone and Employee does not immediately enter into an employment agreement with a buying or surviving party in the Asset Acquisition, Employee shall receive a severance payment equal to two (2) times the amount of Employee's then current annual base salary. Any such severance payment shall be paid fully in cash to Employee on the date of the termination or closing of the Asset Acquisition, as the case may be. As used in this paragraph, an "Asset Acquisition" means the sale, transfer or other disposition in one or in a series of transactions, including (without limitation) a merger or consolidation of Medstone in which it is not the surviving party, of all or substantially all of the assets or business of Medstone to another person or entity or to persons or entities which are affiliated or acting in concert with respect to such sale, transfer or other disposition, other than the sale of Medstone's products in the ordinary course of its business or a contribution of its assets to a partnership, limited liability company or other entity which is controlled by Medstone.

         (d) The termination of Employee's employment pursuant to this Section 7 shall not release either party from any accrued obligation to pay any sum to the other party (whether then or thereafter payable) or operate to discharge any liability incurred prior to the termination date.

         (e) If (i) Medstone terminates Employee's employment and claims that such termination is for Good Cause, and (ii) an arbitrator or court determines that such termination was without Good Cause, upon such determination Medstone shall pay to Employee, in addition to amounts otherwise payable under this Agreement, a special additional payment equal to the severance payment otherwise payable to Employee on account of such termination under Section 7(c).


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8.       WAIVER

         No waiver by either of the parties of any failure by the other party to keep or perform any provision, covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or of any provision, covenant or condition. All rights and remedies herein granted or referred to are cumulative; resort to one shall not preclude resort to any other or any other right or remedy provided by the law.

9.       ARBITRATION

         Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration before a single arbitrator in Orange County, California. The arbitration shall be administered by and held in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The costs of the arbitration, including any AAA administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall initially be borne equally by the parties to the arbitration. However, reimbursement for such fees and costs and such party's attorneys' fees shall be awarded to the prevailing or most prevailing party by the arbitrator.

10.      ENFORCEABILITY

         The invalidity or enforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision.

11.      ATTORNEYS FEES

         In any arbitration or other legal proceeding to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs in addition to any other relief to which it or he may be entitled.

12.      CHOICE OF LAW

         This Agreement shall be construed and governed by the laws of the State of California.

13.      ENTIRE AGREEMENT

         This Agreement may be executed in counterparts and the counterparts read together, together with the option agreements referred to in Section 5, shall constitute the complete and entire agreement between the parties regarding the subject matter hereof, superseding all prior agreements, representations, proposals and negotiations, either oral or in writing, between the parties with respect to the subject matter hereof.

14.      MODIFICATIONS

         This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement.


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15.      SUCCESSORS

         This Agreement will be binding upon the heirs, executors, administrators, successors, assignees, and other legal representatives of the parties to this Agreement.

16.      DRAFTING

         This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with. Accordingly, any rule of law (including California Code of Civil Procedure Section 1654) or legal decision that would require interpretation against the drafter of this Agreement is not applicable and is waived.

         The parties have entered into this Agreement as of the date set forth in the first paragraph above.


Medstone International, Inc.,            Employee
a Delaware corporation


By:
     --------------------------------    ---------------------------------------
     David V. Radlinski,                 Mark Selawski
     Chairman and CEO


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